Exhibit 99.2
93 West Main Street, Clinton, CT 06413	NEWS

Connecticut Water Service, Inc. Elects Directors and Declares Dividends

Clinton, Connecticut, May 11, 2012 – Shareholders of Connecticut Water Service, Inc. (NASDAQ GS:CTWS) overwhelmingly reelected two directors and ratified the Audit Committee’s selection of PricewaterhouseCoopers LLP as independent auditors for 2012, at the Company’s Annual Meeting of Shareholders held on May 10, 2012, in Westbrook, Connecticut.
Reelected to the board were Lisa J. Thibdaue, Vice President, Rates and Regulatory at Northeast Utilities, and Carol P. Wallace, Chairman, President and Chief Executive Officer of Cooper-Atkins Corporation. In addition, David A. Lentini, Connecticut Regional President for Berkshire Hills Bank, and a retired Trustee of the Federal Reserve Bank of Boston, became the lead independent director of Connecticut Water Service’s Board of Directors. Mr. Lentini succeeds Donald B. Wilbur as lead director. Mr. Wilbur, a director since 1993, retired from the Board effective at the Annual Meeting of Shareholders.
As lead independent director, Mr. Lentini’s responsibilities will include presiding at all meetings of the Board of Directors at which the chairman is not present, including executive sessions of the independent directors, serving as liaison between the chairman and the independent directors, and calling meetings of the independent directors, if necessary. Mr. Lentini has been a director of the Company since 2001.
Eric W. Thornburg, Connecticut Water’s Chairman, President and CEO, said “Our Board has broad experience in regulatory, financial and executive management. Our shared philosophy is to have passionate employees building shareholder value by delivering high-quality water and world class customer service to families and communities. Mr. Thornburg added, “On behalf of the Board, I thank Don Wilbur for his many years of distinguished service to our Company.”
The Board of Directors declared a quarterly cash dividend of $ 0.2375 per common share payable on June 15, 2012, for shareholders of record as of June 1, 2012. This quarterly dividend remains unchanged from the previous quarter and represents an annualized dividend of $0.95 per share. As of May 10, 2012, the dividend yield on the Company’s common stock was approximately 3.4%. Connecticut Water has paid dividends on its common stock each quarter since its founding in 1956 without interruption or reduction, and has increased dividend payments for each of the last 42 years. The Company’s Dividend Reinvestment Plan and Common Stock Purchase Plan (DRIP) is available to registered shareholders, and customers and employees of the Company’s regulated water utility subsidiaries. Additional information about the DRIP and a plan prospectus are available online at the Company’s Web site (http://www.ctwater.com) or upon request.
The Board also declared a quarterly cash dividend of $0.20 per share on Preferred A shares payable on July 16, 2012, for shareholders of record as of July 2, 2012, and a quarterly cash dividend of $0.225 on Preferred 90 shares payable on August 1, 2012, for shareholders of record as of July 18, 2012.
The President/CEO and the Vice President/CFO’s slide presentation from the Annual Meeting of Shareholders will be available for viewing for 30 days at the Company’s Web site, www.ctwater.com on the “Events & Presentations” page of the Investors section.
###
News media contact:

Daniel J Meaney, APR,
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 664-6016

This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.